Exhibit 21.1

Subsidiaries of the Registrant

RCC Real Estate, Inc., a Delaware corporation
Resource Real Estate Funding 2006-1 CDO Investor, LLC, a Delaware limited liability company
Resource real Estate Funding CDO 2006-1 Ltd.
Resource Real Estate Funding 2007-1 CDO Investor, LLC, a Delaware limited liability company
Resource Real Estate Funding CDO 2007-1 Ltd.
RCC Real Estate SPE, LLC, a Delaware limited liability company
RCC Real Estate SPE 2, LLC, a Delaware limited liability company
RCC Real Estate SPE 3, LLC, a Delaware limited liability company
RCC Commercial, Inc., a Delaware corporation
Resource Capital Funding LLC, a Delaware limited liability company
Ischus II, LLC, a Delaware limited liability company
Ischus CDO II, Ltd., a Cayman Islands company
Apidos CDO I, Ltd.
Apidos CDO III, Ltd., a Delaware company
Apidos Cinco CDO, Ltd.
Resource TRS, Inc., a Delaware corporation